EXHIBIT 99.1

ESCALADE(R) SPORTS Acquires Carolina Archery Products(TM)

Wabash, Indiana, USA (May 16, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced that on May 16, 2006, its wholly owned subsidiary Escalade Sports acquired substantially all of the assets of Carolina Archery Products, a manufacturer and distributor of archery products since 1999. Carolina Archery Products is based in Hillsborough, North Carolina and is best known for its patented Whisker Biscuit Arrow Rest(R) which is widely considered the most functional, effective arrow rest in the industry. Carolina Archery Products also produces a line of fiber-optic sights under the Foxfire(TM) brand and a line of stabilizers sold under the LORE(TM) brand. A complete list of products offered by Carolina Archery Products can be found at www.carolinaarcheryprod.com.

Jim Allshouse, President of Escalade Sports, stated that "The addition of Carolina Archery Products adds greater breadth to our current Bear Archery(R) family of strong brands and will enhance our position in the archery industry. In addition, this acquisition adds valuable and important intellectual properties that complement our growing lines of archery products for hunters, shooters and archery enthusiasts of all skill levels and ages."

Escalade Sports manufactures and distributes a full-line of sporting good products including table tennis, billiards, basketball systems, play ground systems, game tables, archery, darting and fitness. A complete listing of products sold by Escalade Sports can be found at www.escaladesports.com. For more information regarding the Carolina Archery Products acquisition, please contact Kirk Williams, Vice-President of Strategic Analysis and Development, Escalade(R) Sports, 817 Maxwell Ave. Evansville, IN 47711, 812-467-1200 or kwilliams@escaladesports.com.


Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or Dan Messmer, Chief Operating Officer at 812/467-4449.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the continuation and development of key customer and supplier relationships, integration of acquired businesses and other risks identified under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.

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